Exhibit 99.1

Praxair Reports Fourth-Quarter and Full-Year 2008 Results

DANBURY, Conn.--(BUSINESS WIRE)--January 28, 2009--Praxair, Inc. (NYSE: PX):

  Fourth-quarter adjusted diluted EPS of $1.01, up 3% excluding charges*
  Full- year 2008 adjusted diluted EPS of $4.20, up 16% excluding charges*
  Fourth-quarter sales down 5%. Full-year sales up 15%
  Record operating cash flows in the quarter and for full year
  Return on capital for the year of 15.3%*
  Net share repurchases of $177 million in the fourth quarter, $892 million for full-year 2008
  First-quarter 2009 EPS guidance of 90 cents to 95 cents; full-year $3.80 to $4.20

Praxair, Inc. (NYSE: PX) reported net income of $200 million and diluted earnings per share of 64 cents in the fourth quarter. These results include the impact of a $177 million pre-tax charge, or 37 cents of earnings per share. This charge was primarily related to cost-reduction actions taken to offset sharply lower product volumes resulting from the global economic slowdown.

Excluding this charge, net income was $314 million and diluted earnings per share were $1.01, as compared to $316 million and 98 cents in the prior-year quarter.*

For the full year of 2008, reported net income was $1,211 million and diluted earnings per share were $3.80. Excluding the fourth-quarter charge and a 3-cent impact of a pension settlement charge taken in the first quarter, net income was $1,336 million and diluted earnings per share were $4.20. This represents growth of 14% and 16%, respectively, versus 2007.*

Sales in the fourth quarter were $2,403 million as compared to $2,523 million in the prior-year quarter. Excluding the negative effect of foreign currency translation, sales were 2% above the prior year. Higher product pricing was offset by a sharp decline in volumes beginning in November, due to significant production cutbacks by customers around the world. For the full year of 2008, sales were $10,796 million, up 15% versus 2007, primarily from new business, new plant start-ups and higher pricing.

Operating profit in the fourth quarter was $314 million. Excluding the charge, adjusted operating profit was $491 million as compared to $484 million in the fourth quarter of 2007. The company more than offset the sharp drop in base-business volumes by higher pricing and realized cost reductions. For the full year, reported operating profit was $1,883 million. Excluding the charges in the first and fourth quarters, adjusted operating profit of $2,077 million grew 16% from 2007.* Higher pricing, new business and productivity programs drove the operating leverage.

The company generated record cash flow from operations in both the fourth quarter and for the full year. Fourth-quarter cash flow of $640 million funded $482 million of capital expenditures, largely for new production plants under contract for customers in North and South America, China and India. Also in the fourth quarter, the company repurchased $177 million of stock, net of issuances. Debt levels increased to finance the share repurchases, resulting in a modestly higher debt-to-capital ratio of 53.8%. For the full year, the company generated cash flow from operations of $2,038 million, or 19% of sales. The after-tax return-on-capital ratio and return on equity for the year were 15.3% and 26.8%, respectively.*

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “As we anticipated, volumes dropped dramatically in November and December as our customers in the electronics, chemicals and metals industries cut production in the face of falling commodity prices and weakening demand. Other end markets, including food and beverage, healthcare, energy and environmental, remained relatively stable.

“Our outlook for 2009 is cautious as we expect the global economy to remain weak. We moved quickly in the fourth quarter to reduce our cost structure and we will continue to drive our costs lower in 2009 by accelerating our productivity initiatives.”

For the first quarter of 2009, Praxair expects diluted earnings per share in the range of 90 cents to 95 cents. This guidance assumes a sequential slowdown in volumes and a negative currency impact of about 8% versus the first quarter of 2008 based on current exchange rates.

For the full year of 2009, Praxair expects sales in the range of $9.5 billion to $10 billion. The company expects diluted earnings per share to be in the range of $3.80 to $4.20. Full-year capital expenditures are expected to be $1.4 billion to $1.5 billion, supporting the current backlog of 42 on-site production plants under contract around the world which will come on-stream and underpin revenue and earnings growth in the 2009-2011 period.

The following provides additional detail on fourth-quarter 2008 results by geographic region and for Praxair Surface Technologies.

In North America, fourth-quarter sales were $1,355 million, 2% below $1,381 million in the fourth quarter of 2007. Excluding the negative effect of currency, sales were 2% above the prior-year quarter. Acquisitions of U.S. packaged gas distributors contributed 2% to sales growth. Strong overall pricing trends and higher sales to energy markets due to strong demand for hydrogen by refiners offset lower volumes in most other end markets, particularly metals, chemicals and electronics. For the full year, sales in North America grew 15%, and 11% excluding the effects of currency translation and natural gas price pass-through. Operating profit was $267 million in the fourth quarter and $1,078 million for the year, representing growth of 5% and 14%, respectively. In both periods, operating profit grew faster than underlying sales due to strong pricing trends and cost savings from productivity programs.**

In Europe, sales in the fourth quarter were $322 million, 9% below the prior year. The translation effects of a weaker euro reduced sales by 6%. Underlying sales were comparable to the prior year as pricing gains were offset by lower volumes. For the year, sales in Europe were $1,502 million, 12% above 2007. Excluding currency effects, sales grew 3% from new business, new applications and higher pricing. Operating profit was $83 million in the quarter, 3% below the prior year due to lower volumes. For the full year, operating profit of $365 million grew 16% from the prior year.**

In South America, fourth-quarter sales were $382 million, 14% below the prior year. Excluding the negative impact of currency translation, sales grew 4% in the quarter. Sales increased to customers in food and beverage, healthcare and general manufacturing markets, but overall growth in the region was mitigated by lower on-site volumes to commodity producers. For the full year, sales were $1,889 million, 18% above 2007 due to strong organic growth and a 6% contribution from currency appreciation. Operating profit in the fourth quarter was $87 million versus $85 million in the prior-year quarter, as higher prices and productivity programs more than offset cost inflation and the impact of lower volumes. Full-year operating profit of $389 million grew 25% from 2007 due primarily to strong organic growth in the first three quarters across all major end markets.**

Sales in Asia were $209 million in the quarter, comparable to the prior year. Excluding currency translation, sales grew 8% from higher sales in all major end markets. For the year, sales in Asia were $891 million, 19% above 2007 from new plant start-ups and growth in merchant liquid sales. Operating profit in the quarter of $34 million was comparable to the prior year and in line with the sales results. For the full year, operating profit grew 23% to $149 million.**

Praxair Surface Technologies had fourth-quarter sales of $135 million, 4% above the prior-year quarter excluding currency impacts. Sales growth was driven by higher sales to energy markets, partially offset by lower sales to aviation and general manufacturing markets. For the full year, sales were $575 million, 10% above 2007. Operating profit was $20 million in the quarter and $96 million for the year. Fourth-quarter profit was below prior year primarily due to lower aerospace coatings volumes.**

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures related to 2008 operating profit, net income, and diluted earnings per share adjusted to exclude a $17 million pension settlement charge in the first quarter, $11 million after-tax, 3 cents EPS; and a $177 million charge in the fourth quarter, $114 million after-tax, 37 cents EPS. All year-over-year comparisons, including percentage changes, are based on adjusted amounts for 2008 which exclude these charges. The attachments also include calculations of non-GAAP measures related to after-tax return-on-capital; return-on-equity; and debt-to-capital ratios.

**Segment operating profit results and year-over-year comparisons, including percentage changes, exclude the pre-tax charges taken in the first and fourth quarters.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s fourth-quarter results is being held this morning, January 28, at 11:00 am Eastern Time. The number is (857) 350-1602 -- Passcode: 85820735. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

	PRAXAIR, INC. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF INCOME
	(Millions of dollars, except per share data)
	(UNAUDITED)

		Quarter Ended		Year Ended
		December 31,		December 31,
		2008	2007	2008	2007

	SALES (a)	$2,403	$2,523	$10,796	$9,402
	Cost of sales	1,418	1,493	6,495	5,557
	Selling, general and administrative	295	314	1,312	1,190
	Depreciation and amortization	206	207	850	774
	Research and development	25	26	97	98
	Cost reduction program and other charges (b)	177	-	177	-
	Pension settlement charge (c )	-	-	17	-
	Other income (expense) - net	32	1	35	3
	OPERATING PROFIT	314	484	1,883	1,786
	Interest expense - net	49	50	198	173
	INCOME BEFORE INCOME TAXES	265	434	1,685	1,613
	Income taxes	67	115	465	419
		198	319	1,220	1,194
	Minority interests	(6)	(16)	(45)	(43)
	Income from equity investments	8	13	36	26
	NET INCOME	$200	$316	$1,211	$1,177

	PER SHARE DATA

	Basic earnings per share	$0.65	$1.00	$3.87	$3.69

	Diluted earnings per share	$0.64	$0.98	$3.80	$3.62

	Cash dividends	$0.375	$0.30	$1.50	$1.20

	WEIGHTED AVERAGE SHARES OUTSTANDING
	Basic shares outstanding (000's)	307,636	316,497	312,658	318,997
	Diluted shares outstanding (000's)	310,719	323,328	318,302	324,842

(a)

Sales for the 2008 quarter and year-to-date periods decreased $6 million and increased $136 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter and year-to-date periods decreased $172 million and increased $271 million, respectively, due to currency effects versus 2007.

(b)

The 2008 quarter and year-to-date periods include cost reduction program and other charges of $177 million ($114 million after-tax and minority interests, or $0.37 per diluted share) which were previously announced on December 10, 2008. The cost reduction actions include a reduction in workforce of approximately 1,675 employees and the closure or sale of underperforming and non-core product lines and businesses resulting in a pre-tax charge of approximately $118 million. In addition, a pre-tax charge of approximately $59 million was recognized primarily related to social tax cases in Brazil.

(c)

A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$32	$17
Accounts receivable - net	1,604	1,723
Inventories	445	474
Prepaid and other current assets	220	194
TOTAL CURRENT ASSETS	2,301	2,408

Property, plant and equipment - net	7,922	7,963
Goodwill	1,909	1,967
Other intangibles - net	121	134
Other long-term assets	801	910
TOTAL ASSETS	$13,054	$13,382

LIABILITIES AND EQUITY
Accounts payable	$820	$818
Short-term debt	642	788
Current portion of long-term debt	674	40
Other current liabilities	843	1,004
TOTAL CURRENT LIABILITIES	2,979	2,650

Long-term debt	3,709	3,364
Other long-term liabilities	2,055	1,905
TOTAL LIABILITIES	8,743	7,919

Minority interests	302	321
Shareholders' equity	4,009	5,142
TOTAL LIABILITIES AND EQUITY	$13,054	$13,382

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
OPERATIONS
Net income	$200	$316	$1,211	$1,177
Depreciation and amortization	206	207	850	774
Cost reduction program and other charges, net of payments	149	-	149	-
Accounts receivable	228	(1)	119	(223)
Inventory	43	(16)	21	(71)
Payables and accruals	(109)	(17)	(73)	116
Pension contributions	(6)	(6)	(20)	(22)
Other	(71)	104	(219)	207
Net cash provided by operating activities	640	587	2,038	1,958

INVESTING
Capital expenditures	(482)	(402)	(1,611)	(1,376)
Acquisitions	(25)	(127)	(130)	(476)
Divestitures and asset sales	6	6	54	39
Net cash used for investing activities	(501)	(523)	(1,687)	(1,813)

FINANCING
Debt increase - net	167	75	987	795
Purchases of common stock, net of issuances	(177)	(65)	(892)	(636)
Cash dividends	(115)	(94)	(468)	(381)
Excess tax benefit on stock option exercises	2	9	54	63
Minority interest transactions and other	(5)	1	(14)	(11)
Net cash used for financing activities	(128)	(74)	(333)	(170)

Effect of exchange rate changes on cash and
cash equivalents	(3)	1	(3)	6

Change in cash and cash equivalents	8	(9)	15	(19)
Cash and cash equivalents, beginning-of-period	24	26	17	36

Cash and cash equivalents, end-of-period	$32	$17	$32	$17

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

		Quarter Ended		Year Ended
		December 31,		December 31,
		2008	2007	2008	2007
	SALES
	North America (a)	$1,355	$1,381	$5,939	$5,185
	Europe (b)	322	354	1,502	1,345
	South America (c)	382	444	1,889	1,604
	Asia (d)	209	210	891	746
	Surface Technologies (e)	135	134	575	522
	Total sales	$2,403	$2,523	$10,796	$9,402

	OPERATING PROFIT
	North America (a)	$267	$255	$1,078	$947
	Europe	83	86	365	315
	South America	87	85	389	311
	Asia	34	34	149	121
	Surface Technologies	20	24	96	92
	Segment operating profit	491	484	2,077	1,786
	Cost reduction program and other charges	(177)	-	(177)	-
	Pension settlement charge	-	-	(17)	-
	Total operating profit	$314	$484	$1,883	$1,786

(a)	North American 2008 sales for the quarter and year-to-date periods decreased $6 million and increased $136 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter and year-to-date periods decreased $49 million and increased $31 million, respectively, due to currency effects versus 2007.
(b)	European 2008 sales for the quarter and year-to-date periods decreased $22 million and increased $115 million, respectively, due to currency effects versus 2007.
(c)	South American 2008 sales for the quarter and year-to-date periods decreased $80 million and increased $101 million, respectively, due to currency effects versus 2007.
(d)	Asian 2008 sales for the quarter and year-to-date periods decreased $17 million and $1 million, respectively, due to currency effects versus 2007.
(e)	Surface Technologies 2008 sales for the quarter and year-to-date periods decreased $4 million and increased $25 million, respectively, due to currency effects versus 2007.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2008				2007
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,403	$2,852	$2,878	$2,663	$2,523	$2,372	$2,332	$2,175
Cost of sales	1,418	1,734	1,748	1,595	1,493	1,394	1,388	1,282
Selling, general and administrative	295	341	341	335	314	294	296	286
Depreciation and amortization	206	218	216	210	207	196	189	182
Research and development	25	24	24	24	26	24	24	24
Cost reduction program and other charges	177	-	-	-	-	-	-	-
Pension settlement charge	-	-	-	17	-	-	-	-
Other income (expenses) – net	32	9	(6)	-	1	(4)	4	2
Operating profit	314	544	543	482	484	460	439	403
Interest expense - net	49	50	52	47	50	44	41	38
Income taxes	67	139	137	122	115	106	103	95
Minority interests	(6)	(11)	(13)	(15)	(16)	(9)	(9)	(9)
Income from equity investments	8	11	8	9	13	4	5	4
Net income	$200	$355	$349	$307	$316	$305	$291	$265

PER SHARE DATA
Diluted earnings per share	$0.64	$1.11	$1.08	$0.96	$0.98	$0.94	$0.89	$0.81
Cash dividends per share	$0.375	$0.375	$0.375	$0.375	$0.30	$0.30	$0.30	$0.30
Diluted weighted average shares outstanding (000's)	310,719	319,505	322,088	320,409	323,328	324,920	326,301	326,787

FROM THE BALANCE SHEET
Total debt	$5,025	$4,944	$4,596	$4,574	$4,192	$4,003	$3,700	$3,736
Total capital (a)	9,336	10,142	10,584	10,127	9,655	9,120	8,784	8,433
Debt-to-capital ratio (a)	53.8%	48.7%	43.4%	45.2%	43.4%	43.9%	42.1%	44.3%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$640	$630	$389	$379	$587	$592	$481	$298
Capital expenditures	482	405	380	344	402	360	329	285
Acquisitions	25	35	30	40	127	22	31	296
Cash dividends	115	117	119	117	94	95	96	96

OTHER INFORMATION
Number of employees	26,936	27,957	27,999	27,948	27,992	27,479	28,035	27,681
After-tax return on capital (ROC) (a)	14.7%	15.5%	15.4%	14.8%	15.7%	15.5%	15.3%	14.8%
Return on equity (ROE) (a)	28.2%	26.9%	25.7%	24.6%	25.3%	25.1%	25.0%	23.5%

SEGMENT DATA
SALES
North America	$1,355	$1,557	$1,573	$1,454	$1,381	$1,306	$1,293	$1,205
Europe	322	384	406	390	354	325	336	330
South America	382	527	514	466	444	419	393	348
Asia	209	239	232	211	210	190	179	167
Surface Technologies	135	145	153	142	134	132	131	125
Total sales	$2,403	$2,852	$2,878	$2,663	$2,523	$2,372	$2,332	$2,175
OPERATING PROFIT
North America	$267	$274	$275	$262	$255	$244	$231	$217
Europe	83	96	99	87	86	78	79	72
South America	87	111	102	89	85	84	76	66
Asia	34	38	40	37	34	30	30	27
Surface Technologies	20	25	27	24	24	24	23	21
Segment operating profit	491	544	543	499	484	460	439	403
Cost reduction program and other charges	(177)	-	-	-	-	-	-	-
Pension settlement charge	-	-	-	(17)	-	-	-	-
Total operating profit	$314	$544	$543	$482	$484	$460	$439	$403

(a) Non-GAAP measure, see Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. 2008 adjusted operating profit, net income and diluted EPS are adjusted for the impact of the 2008 fourth quarter cost reduction program and other charges and the 2008 first quarter pension settlement charge which helps investors understand underlying performance on a comparable basis.
	2008
	Year	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$5,025	$5,025	$4,944	$4,596	$4,574
Minority interests	302	302	307	317	344
Shareholders' equity	4,009	4,009	4,891	5,671	5,209
Total Capital	$9,336	$9,336	$10,142	$10,584	$10,127

Debt to capital ratio	53.8%	53.8%	48.7%	43.4%	45.2%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, minority interests and shareholders’ equity).

Adjusted operating profit (a)	$2,077	$491	$544	$543	$499

Less: income taxes	(465)	(67)	(139)	(137)	(122)
Less: tax benefit on cost reduction program and other charges (b)	(59)	(59)	-	-	-
Less: tax benefit on pension settlement charge (c)	(6)	-	-	-	(6)
Less: tax benefit on interest expense	(56)	(14)	(14)	(15)	(13)
Add: income from equity investments	36	8	11	8	9
Net operating profit after-tax (NOPAT)	$1,527	$359	$402	$399	$367

Beginning capital		$10,142	$10,584	$10,127	$9,655
Ending capital		$9,336	$10,142	$10,584	$10,127
Average capital		$9,739	$10,363	$10,356	$9,891
Average capital - 5 quarter average (d)	$9,969

ROC %	15.3%	3.7%	3.9%	3.9%	3.7%

ROC % (annualized)	15.3%	14.7%	15.5%	15.4%	14.8%

Return on Equity (ROE) - Return on equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income that the company was able to generate with the money shareholders have invested.

Adjusted net income (a)	$1,336	$314	$355	$349	$318

Beginning shareholders' equity		$4,891	$5,671	$5,209	$5,142
Ending shareholders' equity		$4,009	$4,891	$5,671	$5,209
Average shareholders' equity		$4,450	$5,281	$5,440	$5,176
Average shareholders' equity - 5 quarter average (d)	$4,984

ROE %	26.8%	7.1%	6.7%	6.4%	6.1%

ROE % (annualized)	26.8%	28.2%	26.9%	25.7%	24.6%

	2007
	Year	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$4,192	$4,192	$4,003	$3,700	$3,736
Minority interests	321	321	255	234	230
Shareholders' equity	5,142	5,142	4,862	4,850	4,467
Total Capital	$9,655	$9,655	$9,120	$8,784	$8,433

Debt to capital ratio	43.4%	43.4%	43.9%	42.1%	44.3%

After -tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, minority interests and shareholders’ equity).

Adjusted operating profit (a)	$1,786	$484	$460	$439	$403

Less: income taxes	(419)	(115)	(106)	(103)	(95)
Less: tax benefit on cost reduction program and other charges (b)	-	-	-	-	-
Less: tax benefit on pension settlement charge (c)	-	-	-	-	-
Less: tax benefit on interest expense	(45)	(13)	(11)	(11)	(10)
Add: income from equity investments	26	13	4	5	4
Net operating profit
after-tax (NOPAT)	$1,348	$369	$347	$330	$302

Beginning capital		$9,120	$8,784	$8,433	$7,943
Ending capital		$9,655	$9,120	$8,784	$8,433
Average capital		$9,388	$8,952	$8,609	$8,188
Average capital - 5 quarter average (d)	$8,787

ROC %	15.3%	3.9%	3.9%	3.8%	3.7%

ROC % (annualized)	15.3%	15.7%	15.5%	15.3%	14.8%

Return on Equity (ROE) - Return on equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income that the company was able to generate with the money shareholders have invested.

Adjusted net income (a)	$1,177	$316	$305	$291	$265

Beginning shareholders' equity		$4,862	$4,850	$4,467	$4,554
Ending shareholders' equity		$5,142	$4,862	$4,850	$4,467
Average shareholders' equity		$5,002	$4,856	$4,659	$4,511
Average shareholders' equity - 5 quarter average (d)	$4,775

ROE %	24.6%	6.3%	6.3%	6.2%	5.9%

ROE % (annualized)	24.6%	25.3%	25.1%	25.0%	23.5%

(a)	2008 Adjusted Operating profit, Net income and Diluted EPS

		Year	Fourth Quarter	First Quarter
		2008	2008	2008
	Reported operating profit	$1,883	$314	$482
	Add: cost reduction program and other charges (b)	177	177	-
	Add: pension settlement charge (c)	17	-	17
	Adjusted operating profit	$2,077	$491	$499

	Reported 2007 operating profit	$1,786
	Percentage change from 2007	16%

	Reported net income	$1,211	$200	$307
	Add: cost reduction program and other charges (b)	114	114	-
	Add: pension settlement charge (c)	11	-	11
	Adjusted net income	$1,336	$314	$318

	Reported 2007 net income	$1,177
	Percentage change from 2007	14%

	Diluted weighted average shares	318,302	310,719	320,409

	Reported diluted EPS	$3.80	$0.64	$0.96
	Add: cost reduction program and other charges (b)	0.37	0.37	-
	Add: pension settlement charge (c)	0.03	-	0.03
	Adjusted diluted EPS	$4.20	$1.01	$0.99

	Reported 2007 diluted EPS	$3.62	$0.98
	Percentage change from 2007	16%	3%

(b)	The 2008 quarter and year-to-date periods include cost reduction program and other charges of $177 million ($114 million after-tax and minority interests, or $0.37 per diluted share) which were previously announced on December 10, 2008. The cost reduction actions include a reduction in workforce of approximately 1,675 employees and the closure or sale of underperforming and non-core product lines and businesses resulting in a pre-tax charge of approximately $118 million. In addition, a pre-tax charge of approximately $59 million was recognized primarily related to social tax cases in Brazil.

(c)	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

(d)	Effective in 2008, the company changed its methodology for calculating the ROC and ROE to use a five quarter average of the ending capital and shareholders' equity balances, respectively. The company believes using the average ending balances for the previous five quarters more accurately reflects the changes in the capital and shareholders' equity balances over the course of the year. Full year 2007, ROC and ROE calculations have been restated to reflect the current methodology. The methodology used to calculate annualized ROC and ROE on a quarterly basis is unchanged.

CONTACT:
Praxair, Inc.
Media:
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com